Exhibit 10.2

EXECUTION COPY

REDEMPTION AGREEMENT

dated as of

March 31, 2011

between

DELPHI AUTOMOTIVE LLP

and

GENERAL MOTORS HOLDINGS LLC

relating to the redemption

of

1,750,000 Class A Membership Interests

of

DELPHI AUTOMOTIVE LLP

i

		PAGE
	ARTICLE 5
	COVENANTS OF THE PARTIES

Section 5.01.	Reasonable Best Efforts; Further Assurances	11
Section 5.02.	Certain Filings	12
Section 5.03.	Termination of Access Agreement	12
Section 5.04.	Consent; Waiver and Release	12
Section 5.05.	GM Consent Right	14
Section 5.06.	Resignations	14
Section 5.07.	Confidentiality	14
Section 5.08.	Public Announcements	15
Section 5.09.	Loan Facility Agreement	16
Section 5.10.	Restrictions on Transfer	16
Section 5.11.	Execution of Agreement	17

	ARTICLE 6
	TAX MATTERS

Section 6.01.	Interim Closing of the Books	17
Section 6.02.	Allocations	17
Section 6.03.	Tax Treatment	18
Section 6.04.	Tax Returns	18
Section 6.05.	Cooperation	19
Section 6.06.	Transfer Taxes	20

	ARTICLE 7
	CONDITIONS TO CLOSING

Section 7.01.	Conditions to Obligations of the Company and GM	20
Section 7.02.	Conditions to Obligation of the Company	20
Section 7.03.	Conditions to Obligation of GM	21

	ARTICLE 8
	TERMINATION

Section 8.01.	Grounds for Termination	22
Section 8.02.	Effect of Termination	22

	ARTICLE 9
	MISCELLANEOUS

Section 9.01.	Notices	23
Section 9.02.	Amendments and Waivers	24
Section 9.03.	Expenses	24

ii

		PAGE

Section 9.04.	Successors and Assigns	25
Section 9.05.	Governing Law	25
Section 9.06.	Jurisdiction	25
Section 9.07.	WAIVER OF JURY TRIAL	25
Section 9.08.	Counterparts; Effectiveness; Third Party Beneficiaries	26
Section 9.09.	Entire Agreement	26
Section 9.10.	Severability	26
Section 9.11.	Survival of Representations, Warranties and Covenants	26
Section 9.12.	Specific Performance	26

iii

Schedules

Schedule A	List of Required Consents

Schedule B	Form of Instrument of Transfer

Schedule C	Form of Termination Notice

i

REDEMPTION AGREEMENT

AGREEMENT (this “Agreement”) dated as of March 31, 2011 by and among Delphi Automotive LLP, a limited liability partnership formed under the laws of England and Wales, (the “Company”) and General Motors Holdings LLC, a limited liability company formed under the laws of the State of Delaware (“GM”).

W I T N E S S E T H :

WHEREAS, GM is the record and beneficial owner of 1,750,000 Class A membership interests of the Company, representing 100% of the authorized and outstanding Class A membership interests of the Company (the “Class A Membership Interests”);

WHEREAS, the Company desires to redeem the Class A Membership Interests from GM, and GM desires to effect the redemption by transferring, assigning and conveying the Class A Membership Interests to the Company, upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, prior to or concurrently with the execution of this Agreement, the Company has received the Required Consents (as hereinafter defined);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Access Agreement” means the Access Agreement between DIP Holdco 3, LLC and General Motors Company dated as of July 26, 2009, as amended on October 6, 2009.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, that neither the Company nor any of its Subsidiaries shall be considered an Affiliate of GM. “Control,” “controlled” or “controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the board of managers, directors or a similar governing body of the first Person, or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Applicable Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended as of the date of determination unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Detroit, Michigan or New York, New York are authorized or required by Applicable Law to close.

“Class C Membership Interests” means 100,000 Class C membership interests of the Company, representing 100% of the Company’s authorized and outstanding Class C membership interests, all of which are owned by PBGC as of the date of this Agreement.

“Closing Date” means the date of the Closing.

“Company” means Delphi Automotive LLP, a limited liability partnership formed under the laws of England and Wales.

“Expiration Date” means the earlier of (a) the fourth anniversary of the Closing Date and (b) if the Company consummates an Initial Public Offering (as such term is defined in the LLP Agreement) or any other transaction pursuant to which membership interests or other equity securities of the Issuer or LLP (in each case, as defined in the LLP Agreement) are listed on the New York Stock Exchange, the Nasdaq Stock Market or a similar securities exchange that requires registration of listed securities under Section 12 of the Securities Exchange Act of 1934, as amended, prior to the fourth anniversary of the Closing Date, the later of (i) the date of consummation of such Initial Public Offering or date of effectiveness of such other listing, as applicable and (ii) October 6, 2011.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance in respect of such property or asset.

“LLP Agreement” means the Second Amended and Restated Limited Liability Partnership Agreement of Delphi Automotive LLP dated as of June 30, 2010 and the Side Letter among General Motors Company, SP Auto, Ltd., SPCP Group, LLC and DIP Holdco 5, Ltd. dated June 30, 2010.

“Loan Facility Agreement” means the Credit Agreement dated as of October 6, 2009 among the Company (formerly DIP Holdco LLP) and the other borrowers party thereto, the Lenders party thereto and The Bank of New York Mellon, as administrative agent.

“Material Adverse Effect” on the Company or GM, as applicable, means any material delay or impairment of such Person’s ability to consummate the transactions contemplated by, or otherwise perform its obligations under, this Agreement.

“PBGC” means Pension Benefit Guaranty Corporation.

“PBGC Transaction” means the purchase of the outstanding Class C Membership Interests of the Company in accordance with the terms of the Class C Redemption Agreement, dated as of the date hereof, previously provided to GM.

“Person” means an individual, general partnership, limited partnership, limited liability partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, other entity, unincorporated organization or Governmental Authority.

“Representative” means, with respect to a Person, each of its respective directors, officers, attorneys, accountants, employees, advisors, agents, consultants or any other individuals acting in an official capacity for or on behalf of such Person.

“Required Consents” means the consents listed on Schedule A.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors, board of managers or other persons performing similar functions are at the time directly or indirectly owned by such Person. References to Subsidiaries of GM do not include the Company or any Subsidiaries of the Company.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Claims	Section 5.04
Class A Membership Interests	Recitals
Closing	Section 2.02
Company	Preamble
Discloser	Section 5.07
Financial Statements	Section 4.07
GM LLC	Section 5.09
Information	Section 5.07
Instrument of Transfer	Section 2.02
Payoff Letters	Section 5.09
Projections	Section 4.07
Recipient	Section 5.07
Redemption Price	Section 2.01
SEC	Section 5.07
Securities Act	Section 3.09
GM	Preamble
Termination Notice	Section 5.09

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or in any document or certificate made or delivered pursuant hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any law or statute shall be deemed to refer to such law or statute as amended, modified or supplemented from time to time and to any rules or regulations promulgated thereunder, including by succession of comparable successor laws. References to any agreement or contract, including the LLP Agreement and the Loan Facility Agreement, are to that agreement or contract in effect on the date hereof prior to the execution and delivery of this Agreement. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all Applicable Law. References to “$” shall mean the lawful currency of the United States of America.

ARTICLE 2

REDEMPTION

Section 2.01. Redemption. Upon the terms and subject to the conditions of this Agreement, the Company agrees to redeem from GM, and GM agrees to transfer, assign and convey to the Company, the Class A Membership Interests at the Closing. The consideration payable by the Company to GM for the redemption of the Class A Membership Interests (the “Redemption Price”) is $3,791,400,000 in cash. The Redemption Price shall be paid as provided in Section 2.02.

Section 2.02. Closing. The closing (the “Closing”) of the redemption of the Class A Membership Interests hereunder shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, on March 31, 2011, subject to the conditions set forth in Article 7 having been satisfied (or, to the extent permitted by Applicable Law, waived by the party or parties entitled to the benefits thereof). At the Closing:

(a) The Company shall deliver or cause to be delivered to GM the Redemption Price in immediately available funds by wire transfer to an account of GM with a bank in New York City designated by GM, by notice to the Company, which notice shall be delivered not later than one Business Day prior to the Closing Date.

(b) GM shall effect the redemption by transferring, assigning and conveying to the Company full ownership and title to the Class A Membership Interests free and clear of all Liens (except for any imposed under the LLP Agreement), and shall deliver to the Company (i) an instrument of transfer in substantially the form attached as Schedule B hereto (the “Instrument of Transfer”) and (ii) a receipt for the Redemption Price.

(c) The Company acknowledges that, other than as contemplated by this Agreement or any Schedule hereto, no additional opinions or other documents will be required to be delivered by GM or any other Person in order to consummate the transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GM

GM represents and warrants to the Company as of the date hereof that:

Section 3.01. Organization and Good Standing. GM is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

Section 3.02. Due Authorization. The execution, delivery and performance by GM of this Agreement and the consummation of the transactions contemplated hereby are within the limited liability company powers of GM and have been duly authorized by all necessary limited liability company action. Assuming due execution by the Company, this Agreement constitutes a legal, valid and binding agreement of GM, enforceable against GM in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 3.03. Ownership. GM is the lawful record and beneficial owner of the Class A Membership Interests and will transfer to the Company at the Closing good title to the Class A Membership Interests, free and clear of all Liens, and with no restriction on, or agreement relating to the voting rights, transfer, and other incidents of record and beneficial ownership pertaining to the Class A Membership Interests, except for any of the foregoing imposed under the LLP Agreement.

Section 3.04. Governmental Authorization. Other than the applicable filings required in Mexico with the Federal Competition Commission and in Brazil with CADE, each as set forth in Section 5.02 of this Agreement, the execution, delivery and performance by GM of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority; provided, however, that no representation is made with respect to any such action or filing that is required as a result of information relating to the Company that is not known by GM.

Section 3.05. Noncontravention. The execution, delivery and performance by GM of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of formation, operating agreement or other applicable organizational documents of GM, (ii) violate any Applicable Law (provided, however, that no representation is made with respect to the violation of any Applicable Law as a result of information relating to the Company that is not known by GM), (iii) other than the Required Consents, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of GM or to a loss of any benefit to which GM is entitled under any provision of any agreement or other instrument binding upon GM or any of its assets or properties (provided that no representation or warranty is made herein with respect to any such consent, action, default or right under the LLP Agreement or the Loan Facility Agreement) or (iv) result in the creation or imposition of any Lien on any asset of GM, except in the case of clauses (ii)-(iv) for (a) such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GM, (b) such consents or actions the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GM and (c) such Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GM.

Section 3.06. Total Membership Interests. Except for the Class A Membership Interests, neither GM nor any Affiliate of GM beneficially owns (i) any other membership interests or other securities of the Company, (ii) any securities convertible into or exchangeable for membership interests of the Company (whether or not such securities are currently exercisable), or (iii) any options or other rights to acquire any membership interests or other securities of the Company, in each case, except as expressly set forth in the LLP Agreement.

Section 3.07. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of GM or any of its Affiliates.

Section 3.08. Non-Reliance. GM is an informed and sophisticated party and, in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, has relied solely on its own independent analysis and investigation as of the date hereof and not on any information provided by the Company (other than the representations and warranties contained in this Agreement). Except for the representations and warranties contained in Article 4 and Article 6, GM acknowledges that none of the Company or any of its Subsidiaries or its Affiliates, or any other Person on behalf of the Company or any of its Subsidiaries or its Affiliates, makes or has made any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Section 3.09. Private Offering. None of GM or its Affiliates has issued, sold or offered any security of the Company to any Person under circumstances that would cause the transfer of the Class A Membership Interests, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). None of GM or its Affiliates will offer the Class A Membership Interests or any part thereof or any similar securities for issuance or sale to, or solicit any offer to acquire any of the same from, any Person so as to make the transfer of the Class A Membership Interests subject to the registration requirements of Section 5 of the Securities Act. Assuming the representations of the Company contained in Section 4.10 are true and correct, the transfer of the Class A Membership Interests hereunder is exempt from the registration and prospectus delivery requirements of the Securities Act.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to GM as of the date hereof that:

Section 4.01. Organization and Good Standing. The Company is a limited liability partnership duly formed, validly existing and in good standing under the laws of England and Wales.

Section 4.02. Due Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby are within the partnership powers of the Company and have been duly authorized by all necessary partnership action. This Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

Section 4.03. Governmental Authorization. Other than the applicable filings required in Mexico with the Federal Competition Commission and in Brazil with CADE, each as set forth in Section 5.02 of this Agreement, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority; provided, however, that no representation is made with respect to any such action or filing that is required as a result of information relating to GM that is not known by the Company.

Section 4.04. Noncontravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the LLP Agreement or other applicable organizational documents of the Company or any of its Subsidiaries, (ii) violate any Applicable Law (provided, however, that no representation is made with respect to the violation of any Applicable Law as a result of information relating to GM that is not known by the Company), (iii) other than the Required Consents, require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or any of its Subsidiaries or to a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company, such Subsidiaries or any of their respective assets or properties or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except in the case of clauses (ii)-(iv) for (a) such violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (b) such consents or actions the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) such Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Required Consents are in full force and effect, have not been amended or modified and are not subject to any condition or limitation other than those conditions and limitations, if any, expressly set forth in the Required Consents provided to GM.

Section 4.05. Financing. The Company has, or will have prior to the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Redemption Price.

Section 4.06. Solvency. Immediately after giving effect to the transactions contemplated hereby, the Company (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its debts as they become absolute and matured); (b) will have adequate capital and liquidity with which to engage in its business; and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they become absolute and matured (including a reasonable estimate of the amount of all contingent liabilities). No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of the Company.

Section 4.07. Financial Information. The Company has previously furnished GM with copies of (i) audited consolidated balance sheets of the Company and its Subsidiaries and the related audited consolidated statements of income and cash flows of the Company and its Subsidiaries as of December 31, 2010 and (ii) unaudited monthly financial statements of the Company and its Subsidiaries dated March 2, 2011 for the month ending January 2011 (collectively, the “Financial Statements”). The Financial Statements were (a) compiled from books and records regularly maintained by management of the Company used to prepare the financial statements of the Company and its Subsidiaries, (b) prepared in accordance with GAAP, consistently applied (except, with respect to the financial statements referred to in clause (ii) above only, for the absence of footnote disclosure and year-end adjustments) and (c) prepared in compliance with Article IV of the LLP Agreement. The Financial Statements referred to in clause (i) above presents fairly in accordance with GAAP the financial position and results of operations and cash flows of the Company and its Subsidiaries at and as of the dates thereof and/or for the periods covered thereby. The financial projections dated January 28, 2011 that were made available to GM by the Company (the “Projections”) (which were prepared by management and are the same projections that were delivered to the lenders under GM’s credit facility and used for purposes of establishing management compensation targets) were prepared in good faith based upon assumptions believed by the Company to be reasonable at the time prepared, it being understood that (a) the Company makes no representation or warranty that the Company’s actual results will not be lower than or greater than as set forth in the Projections; (b) such Projections (i) are not be to viewed as facts, (ii) have not been updated to reflect any changes in assumptions from the date prepared, (iii) are based on a number of assumptions, including as to annual rates of vehicle production, some of which are based upon projections of vehicle manufacturers (including GM); and (c) actual results may materially differ from the Projections. The parties acknowledge that the actual results for the month ending January 2011 as reflected in the unaudited monthly financial statements of the Company and its Subsidiaries referred to in the first sentence of this Section 4.07 reflect performance that is better than as set forth in the Projections. The Board of Managers of the Company has not reviewed or approved financial projections of the Company for the 2011 or 2012 calendar years that reflect higher revenues, income or earnings before interest, taxes, depreciation and amortization than are set forth in the Projections, it being acknowledged that the Board of Managers has reviewed actual results of the Company for January and February 2011 which differ from the Projections.

Section 4.08. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from GM or any of its Subsidiaries in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Company or any of its Affiliates.

Section 4.09. Non-Reliance. The Company is an informed and sophisticated party and, in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, has relied solely on its own independent analysis and investigation as of the date hereof and not on any information provided by GM (other than the representations and warranties contained in this Agreement). Except for the representations and warranties contained in Article 3, the Company acknowledges that none of GM or its Affiliates, or any other Person on behalf of GM or its Affiliates, makes or has made any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

Section 4.10. Securities Act. The Class A Membership Interests redeemed by the Company pursuant to this Agreement are being acquired for the Company’s own account, for investment only and not with a view to any public distribution thereof, and the Company shall not offer to sell or otherwise dispose of the Class A Membership Interests so acquired by it in violation of any of the registration requirements of the Securities Act.

ARTICLE 5

COVENANTS OF THE PARTIES

Section 5.01. Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Company and GM will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Law to consummate the transactions contemplated by this Agreement. The Company and GM agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably requested by the other party in order to cause the conditions to Closing in Article 7 to be satisfied, or otherwise are reasonably necessary or desirable and customary in order to consummate the transactions contemplated by this Agreement.

Section 5.02. Certain Filings. The Company and GM shall use commercially reasonable efforts to cooperate with one another in taking, as promptly as practicable after the date hereof, any actions, or making any notifications or filings, in each case required in connection with the consummation of the transactions contemplated hereby, including (i) an appropriate filing in Mexico with the Federal Competition Commission of notification and report forms, if any, required under this Agreement pursuant to the Federal Economic Competition Law and (b) an appropriate filing in Brazil with CADE of notification and report forms, if any, required under this Agreement pursuant to the Brazil Competition Act (which filing shall be made no later than April 8, 2011). The Company, on the one hand, and GM, on the other hand, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under applicable competition laws.

Section 5.03. Termination of Access Agreement. GM and the Company hereby agree that, effective as of the Closing, the Access Agreement shall terminate in all respects without any further action by any Person, other than Section 8, and any terms or clauses referenced in Section 8, of the Access Agreement and the rights and obligations contained therein, which shall survive the Closing and the termination of the Access Agreement and shall continue in effect until the fourth anniversary of the Closing Date; provided, that if, before the fourth anniversary of the Closing Date, any Event of Default (as defined in the Access Agreement) with respect to a specific Access Facility (as defined in the Access Agreement) occurs and remains uncured for three days after the Company receives written notice thereof, GM’s License (as set forth in the Access Agreement) with respect to the applicable Component Parts for which GM’s right to utilize the License has become effective in accordance with the Access Agreement and right to use such License will be perpetual and will not terminate on the fourth anniversary of the Closing Date.

Section 5.04. Consent; Waiver and Release. (a) GM hereby (i) agrees that, effective as of the Closing, GM shall cease for all purposes of the LLP Agreement or otherwise to be a Member of the Company and shall cease to have any rights or, except as set forth in Section 5.04(c) below, any obligations under the LLP Agreement and (ii) irrevocably waives any and all Claims (as defined below) that it may have against the Company and its Subsidiaries following the Closing pursuant to or arising out of the LLP Agreement, the Loan Facility Agreement and/or those provisions of the Access Agreement that are terminated pursuant to and in accordance with Section 5.03 and, effective as of the Closing, GM hereby releases and forever discharges, from the beginning of time through the Closing, any and all claims, actions, causes of action, demands, rights, damages, debts, accounts, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature, in law (sounding in contract, tort, or otherwise), equity, or otherwise (collectively, “Claims”) pursuant to or arising out of the LLP Agreement, the Loan Facility Agreement and/or those provisions of the Access Agreement that are terminated pursuant to and in accordance with Section 5.03, whether now known or unknown, whether accrued or not accrued, which GM now has, owns or holds, or has at any time heretofore had, owned or held against the Company, other than Claims arising under this Agreement. For the avoidance of doubt, nothing herein shall affect any Claims arising between GM and any of its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in the parties course of dealings as customer and supplier, or otherwise to the extent not pursuant to and not arising out of the LLP Agreement, Loan Facility Agreement and/or those provisions of the Access Agreement that are terminated pursuant to and in accordance with Section 5.03.

(b) Except as otherwise set forth in clause (c) of this Section 5.04 with respect to Claims pursuant to or arising out of any breach or alleged breach by GM of Sections 13.1 and 13.2 of the LLP Agreement, the Company irrevocably waives any and all Claims that it may have against GM and its Affiliates following the Closing pursuant to or arising out of the LLP Agreement, the Loan Facility Agreement and/or those provisions of the Access Agreement that are terminated pursuant to and in accordance with Section 5.03 and, effective as of the Closing, the Company hereby releases and forever discharges, from the beginning of time through the Closing, any Claims pursuant to or arising out of the LLP Agreement, the Loan Facility Agreement and/or those provisions of the Access Agreement that are terminated pursuant to and in accordance with Section 5.03, whether now known or unknown, whether accrued or not accrued, which the Company now has, owns or holds, or has at any time heretofore had, owned or held against GM and its Affiliates, other than Claims arising under this Agreement. For the avoidance of doubt, nothing herein shall affect any Claims arising between GM and any of its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, in the parties course of dealings as customer and supplier, or otherwise to the extent not pursuant to and not arising out of the LLP Agreement, Loan Facility Agreement and/or those provisions of the Access Agreement that are terminated pursuant to and in accordance with Section 5.03.

(c) Notwithstanding the foregoing, with respect to any Claims waived and released pursuant to Section 5.04(b) relating to Sections 13.1 and 13.2 of the LLP Agreement, such waiver and release shall be limited to Claims pursuant to or arising out of any breach or alleged breach by GM of such sections of the LLP Agreement prior to the date hereof only. Nothing in this Section 5.04 shall affect any obligation of GM to comply with its obligations with respect to Confidential Information (as defined in the LLP Agreement) from and after the date hereof pursuant to and for the time period specified in Sections 13.1 and 13.2 of the LLP Agreement (regardless of whether such Sections of the LLP Agreement shall be amended following Closing).

Section 5.05. GM Consent Right. Until the Expiration Date, GM shall have the right to approve the buyer in connection with any sale or other disposal of any business of the Company as to which the revenues received by such business from GM represent more than 15% of such business’ total revenue for the twelve-month period immediately preceding such sale or disposal; provided, that GM’s approval shall not be unreasonably withheld, conditioned or delayed, such determination to be based upon GM’s reasonable assessment of the potential buyer solely in GM’s capacity as a customer of the Company; and provided further, that nothing herein and no consent by GM hereunder shall modify GM’s rights under, or be deemed to constitute GM’s consent to the assignment of, its purchase orders and commercial agreements.

Section 5.06. Resignations. At or prior to the Closing, at the Company’s election provided not less than three days before Closing, GM will deliver to the Company the resignation of, or otherwise remove, the current Class A Designee Manager elected to the Company’s Board of Managers by GM pursuant to the LLP Agreement, which resignation, or removal, shall be effective as of the Closing.

Section 5.07. Confidentiality. All information that each of the Company or GM (as applicable, the “Discloser”) has disclosed or provided to the other party (as applicable, the “Recipient”), whether written or otherwise, in connection with the transactions contemplated hereby and the negotiations and discussions that have occurred between GM and the Company in connection therewith (collectively, the “Information”), shall be treated as confidential by the Recipient and the Recipient shall use commercially reasonable efforts not to disclose the Information to any other Person. For purposes hereof, a Recipient shall be deemed to use commercially reasonable efforts not to disclose Information if it uses the same standard of care with respect to such Information as the Recipient uses with its own confidential information of similar kind and character, but not less than reasonable care. Notwithstanding the foregoing, (A) Information does not include information which: (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Recipient, (ii) is or becomes available to the Recipient on a non-confidential basis from a source other than the Discloser, (iii) was possessed or known by the Recipient prior to the disclosure thereof to the Recipient by the Discloser, or (iv) was or is developed by the Recipient without reference to the Information, (B) Information may be disclosed by Recipient to its, and its Affiliates’, Representatives, and the Recipient shall use commercially reasonable efforts to cause its, and its Affiliates’, Representatives to abide by the terms of this Section 5.07, and (C) nothing in this Section 5.07 shall prohibit disclosure of Information by any party to the extent that such disclosure is (i) required by Applicable Law (including the rules or regulations of any applicable securities exchange or at the request of any Governmental Authority or other regulatory or self-regulatory body and including any disclosure contained in a registration statement on Form S-1, as such Form S-1 may be amended, filed with the Securities and Exchange Commission (“SEC”) in connection with an Initial Public Offering (as such term is defined in the LLP Agreement), contained in a Form 8-K, Form 10-Q, Form 10-K or other filings with the SEC or made in connection with applications for approval of the transactions contemplated herein) (ii) made pursuant to subpoena or other court or Governmental Authority proceedings, (iii) made in any litigation regarding this Agreement or the transactions contemplated hereby, (iv) to PBGC in its capacity as holder of the Class C Membership Interests, or (v) made with the prior written consent of the other party. To the extent disclosure is required by Applicable Law, the disclosing party will, to the extent permitted by Applicable Law, provide as much advance notice to the other party of such proposed disclosure (including timing and content) as is reasonably practicable. The obligations with respect to Information in this Section 5.07 shall terminate two (2) years from the date hereof. The parties acknowledge that this Agreement (including all schedules hereto) and the terms and conditions hereof are not Confidential Information under the LLP Agreement or Information under this Agreement and that there is no expectation of confidentiality with respect thereto. The parties acknowledge and agree that this Agreement (including all schedules hereto) will be filed by GM or its Affiliates with the SEC.

Section 5.08. Public Announcements. GM and the Company shall agree on the form of press release to announce this Agreement and the transactions contemplated hereby. Except as otherwise required by Applicable Law (including any disclosure contained in a registration statement on Form S-1, as such Form S-1 may be amended, filed with the SEC in connection with an Initial Public Offering (as such term is defined in the LLP Agreement) and any disclosure contained in a Form 8-K, Form 10-Q, Form 10-K or other filings with the SEC or made in connection with applications for approval of the transactions contemplated herein), GM and the Company agree that neither of them will make, issue or release any public announcement or public statement regarding this Agreement or the transactions contemplated hereby that are inconsistent with or contain Information in addition to that contained in such press release without first consulting with and obtaining the consent of the other party (such consent not to be unreasonably withheld). To the extent such disclosure is required by Applicable Law, the disclosing party will provide as much advance notice to the other party of such proposed disclosure (including timing and content) as is reasonably practicable.

Section 5.09. Loan Facility Agreement. (a) The Company hereby acknowledges and agrees, on behalf of itself and each of the other Loan Parties (as defined in the Loan Facility Agreement), that, effective upon Closing, General Motors LLC (as successor to General Motors Company) (“GM LLC”) shall be released from all commitments, obligations and liabilities under the Loan Facility Agreement. The Company shall (i) take all actions necessary to terminate the Loan Facility Agreement, including delivering a notice of termination of the Loan Facility Agreement in substantially the form set forth in Schedule C (the “Termination Notice”) to the Administrative Agent (as defined in the Loan Facility Agreement) at or prior to the Closing, (ii) provide GM with a copy of the Termination Notice and evidence of its delivery to the Administrative Agent at or prior to Closing, (iii) borrow at or prior to the Closing in excess of $890 million of secured indebtedness and (iv) request receipt from the Administrative Agent of customary “payoff” letters in respect of the termination of the Loan Facility Agreement stating that upon receipt of the referenced payoff amount the Loan Facility Agreement and all commitments thereunder will terminate (“Payoff Letters”). Upon receipt of the copy of the Termination Notice and evidence of its delivery to the Administrative Agent pursuant to clause (ii) above, GM hereby agrees, upon the request of the Company, to cause GM LLC to acknowledge in writing that all commitments of GM LLC under the Loan Facility Agreement have been terminated in their entirety and no amounts are due and payable to GM LLC pursuant thereto and that GM LLC consents to the release by the Administrative Agent of any Liens in the Collateral held by the Administrative Agent for the benefit of GM LLC and/or any of its Affiliates that are Lenders (as defined in the Loan Facility Agreement).

(b) The Company agrees, on behalf of itself and each of the other Loan Parties, that it shall not, and shall ensure that no other Loan Parties will submit any requests for loans under the Loan Facility Agreement. Notwithstanding the foregoing, in the event that any Loan Party submits any requests for loans under the Loan Facility Agreement on or after the date hereof, the Company agrees, on behalf of itself and each of the other Loan Parties, that GM LLC shall have no obligations under the Loan Facility Agreement to fund any such loans. In consideration of the willingness of GM to enter into this Agreement, the Company, on behalf of itself and the Loan Parties, hereby waives and releases GM LLC, GM and their respective Subsidiaries (and each of their respective officers, employees, representatives, agents counsel and directors) from any and all Claims pursuant to or arising out of the Loan Facility Agreement in connection with GM LLC not funding any loans requested thereunder on or after the date hereof.

Section 5.10. Restrictions on Transfer. From and after the date hereof until the Closing Date or, if earlier, the date of termination of this Agreement, GM shall not sell or otherwise transfer directly or indirectly, or create any Lien upon (other than Liens created by or resulting from the actions of the Company or any Affiliate of the Company), the Class A Membership Interests or any right, title or interest therein, or enter into any written or oral agreement to do any of the foregoing, other than at the Closing in accordance with this Agreement.

Section 5.11. Execution of Agreement. Each of the parties hereby agrees that it will not execute this Agreement or any of the documents referred to in Section 2.02 in the United Kingdom and that the Closing shall not take place in the United Kingdom.

ARTICLE 6

TAX MATTERS

Any capitalized terms not defined in this Agreement and used in this Article 6 shall have the meaning ascribed to such terms in the LLP Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Article 6 shall remain in full force and effect until the expiration of the statute of limitations for the tax year that includes the payment of the Redemption Price. The parties acknowledge that the provisions of this Article 6 shall not be subject to the waiver and release of claims under Section 5.04 of this Agreement.

Section 6.01. Interim Closing of the Books. For purposes of determining GM’s allocable share of Company Tax Book Profits, Tax Book Losses and corresponding items of taxable income, gain, loss and deduction under Article VI of the LLP Agreement for the Company’s tax year including the Closing Date, the Company shall use, and the Board of Managers will specify under Section 6.3 of the LLP Agreement, the interim closing of the Company’s books method described in Treasury Regulations § 1.706-1(c)(2) and Proposed Treasury Regulations § 1.706-4, and the Company shall utilize the calendar day convention described in Proposed Treasury Regulations § 1.706-4(e)(1).

Section 6.02. Allocations. The Company shall allocate Tax Book Profits and the corresponding items of taxable income and gain realized through the Closing Date to the Members of the Company through the Closing Date in accordance with Article VI of the LLP Agreement, which will result in (i) except with respect to any Tax Book Profits and corresponding items of taxable income and gain specially allocated to certain holders of Class B Membership Interests in accordance with Article VI of the LLP Agreement, such Tax Book Profits and corresponding items of taxable income and gain being allocated to the Members through the Closing Date in accordance with the Applicable Distribution Percentages pursuant to Article VI and Section 5.1(a) of the LLP Agreement and (ii) no allocations being made to GM under Sections 6.5 through 6.8 of the LLP Agreement for the portion of the Company’s tax year ending on the Closing Date.

Section 6.03. Tax Treatment. (a) The parties agree that all payments made to GM under this Agreement shall be treated as payments made in exchange for GM’s interest in partnership property within the meaning of Code Section 736(b).

(b) The Company represents and warrants that, to its knowledge, none of the Company’s non-U.S. Subsidiaries was a passive foreign investment company within the meaning of Code Section 1297 at any time after the date the Company acquired such Subsidiary and before the Closing Date.

Section 6.04. Tax Returns. (a) The parties shall file all tax returns, including any Schedules K-1s, consistent with, and shall not take any positions for tax purposes inconsistent with, the provisions of this Article 6.

(b) Notwithstanding anything in this Agreement or the Instrument of Transfer to the contrary, including Section 5.04, the provisions of Section 4.3(d) of the LLP Agreement, including the consent requirement in clause (ii) of that section, shall remain in full force and effect (but only with respect to pre-Closing Date items included on the return described in that section) following the redemption as if, solely for this purpose, the redemption had not occurred, until the Company’s tax returns for all tax periods ending before or that include the Closing Date have been finally filed.

(c) For the avoidance of doubt, with respect to the 2010 taxable year or any taxable year that ends after the Closing Date, GM shall not act, or be requested to act, as the Company’s Tax Matters Member after the Closing Date, and shall not sign, or be requested or required to sign, the Company’s tax returns for the 2010 taxable year or any portion of the 2011 taxable year. The Company agrees to use good faith efforts to appoint another qualified Member of the Company to act as Tax Matters Member with respect to the Company’s 2009 taxable year. At the request of the Company, GM shall cooperate fully with the Company in effecting the certification pursuant to Treasury Regulations § 301.6231(a)(7)-1(d) of such other Member of the Company as Tax Matters Member; provided that the Company shall (i) if GM is no longer a Member at the time such other Member is selected, certify to GM that the other Member was selected as the Tax Matters Member for such taxable year(s) in accordance with the LLP Agreement and (ii) indemnify GM (A) for any reasonable out-of-pocket costs, not to exceed $15,000, GM incurs in providing the certification described in Treasury Regulations § 301.6231(a)(7)-1(d) and (B) against any liability arising as a result of such other Member not having been selected in accordance with the

LLP Agreement as provided in Treasury Regulations § 301.6231(a)(7)-1(d)(4), unless the failure to select such other Member in accordance with the LLP Agreement results solely from any action or omission of GM. To the extent GM performs any duties as Tax Matters Member, notwithstanding Section 5.04 of this Agreement, the provisions of Section 4.3(b) and Section 11.1 of the LLP Agreement shall continue to apply to GM with respect to it acting as Tax Matters Member as if GM continued as a Member of the Company. In addition, the Company agrees to assist and provide resources to GM in support of its role as Tax Matters Member to the extent reasonably requested by GM.

Section 6.05. Cooperation. (a) The Company agrees to cooperate fully, as and to the extent reasonably requested by GM, in connection with the preparation and filing of GM’s tax returns as they relate to the Company and the conduct of any audit, appeals, litigation or other proceeding with respect to GM’s taxes as they relate to the Company. GM agrees to (i) provide a statement to the Company specifying GM’s tax basis in its Class A Membership Interests and (ii) cooperate fully in providing any information reasonably requested by the Company to substantiate the calculation or determination of that tax basis. In each case, such cooperation shall include, but not be limited to, the retention and, upon the request and at the expense of the requesting party, the provision of records and information that are reasonably relevant to the filing of any such tax return or the conduct of any such audit, appeal, litigation or other proceeding, or the making of such adjustments, as the case may be, and making employees available on a mutually convenient basis within normal business hours to provide additional information and explanation of any material provided hereunder. In addition, the Company shall make available to GM all information reasonably requested by GM for the entire calendar month in which the Closing Date occurs in connection with GM’s reporting, tax and accounting requirements.

(b) The Company shall determine, in accordance with its past practice and to its knowledge, whether any of the Company’s non-U.S. Subsidiaries was a controlled foreign corporation within the meaning of Code Section 957 (i) during the 2010 taxable year or (ii) during the pre-Closing Date portion of the 2011 taxable year and shall inform GM of that determination by April 30, 2011 with respect to the 2010 determination and by March 15, 2012 with respect to the 2011 determination, in each case in connection with the filing of GM’s tax returns.

(c) Without limiting any of the foregoing, the Company shall, at GM’s expense with respect to any incremental cost to the Company, prepare or cause to be prepared and shall deliver to GM within 90 days of the Closing Date a good faith draft estimate of GM’s Schedule K-1 for the taxable year including the Closing Date with respect to GM’s investment in the Company.

Section 6.06. Transfer Taxes. Any U.K. stamp taxes (including any penalties and interest) incurred in connection with this Agreement or the transactions contemplated by this Agreement shall be paid by the Company.

ARTICLE 7

CONDITIONS TO CLOSING

Section 7.01. Conditions to Obligations of the Company and GM. The obligations of the Company and GM to consummate the Closing are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the parties) of the following conditions:

(a) No provision of Applicable Law shall prohibit consummation of the Closing if violation of or non-compliance with such provision of Applicable Law would or would reasonably be expected to have a material adverse effect upon the Company or any of its material Subsidiaries (in the case of the Company’s obligation to consummate the Closing) or upon GM or any of its material Subsidiaries (in the case of GM’s obligation to consummate the Closing);

(b) There shall be no effective order, writ, judgment, injunction, decree, stipulation or determination issued by a Governmental Authority of competent jurisdiction to the effect that the transactions contemplated by this Agreement may not be consummated as provided by this Agreement; and

(c) All actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been taken, made or obtained (including the expiration or termination of any applicable waiting period under the Federal Economic Competition Law in Mexico).

Section 7.02. Conditions to Obligation of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions:

(a) (i) GM shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on GM, (ii) the representations and warranties of GM contained in Section 3.02, Section 3.03,

Section 3.05(i), Section 3.06 and Section 3.07 shall be true and correct in all respects at and as of the Closing Date as if made on and as of the Closing Date, (iii) the other representations and warranties of GM contained in this Agreement and in the certificate to be delivered by GM pursuant to this Section 7.02(a) (disregarding all materiality or Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Closing Date as if made on and as of the Closing Date, with, in the case of this clause (iii) only, only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect on GM and (iv) the Company shall have received a certificate from GM, signed by an executive officer of GM, to the foregoing effect.

Section 7.03. Conditions to Obligation of GM. The obligation of GM to consummate the Closing is subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by GM) of the following further conditions:

(a) (i) The Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on the Company, (ii) the representations and warranties of the Company contained in Section 4.02, Section 4.04(i), Section 4.06 and Section 4.08 shall be true and correct in all respects at and as of the Closing Date as if made on and as of the Closing Date, (iii) the other representations and warranties of the Company contained in this Agreement and in the certificate to be delivered by the Company pursuant to this Section 7.03(a) (disregarding all materiality or Material Adverse Effect qualifications contained therein) shall be true in all respects at and as of the Closing Date as if made on and as of the Closing Date, with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect on the Company and (iv) GM shall have received a certificate from the Company signed by an executive officer of the Company to the foregoing effect.

(b) At or prior to the Closing, the Company shall have delivered to GM Payoff Letters executed by the Administrative Agent and each Loan Party (as defined in the Loan Facility Agreement) and evidence reasonably satisfactory to GM that all amounts payable under the Payoff Letters have been paid and that the Loan Facility Agreement and all commitments thereunder shall have been terminated in their entirety.

ARTICLE 8

TERMINATION

Section 8.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of GM and the Company;

(b) by either GM or the Company if the Closing shall not have been consummated on or before March 31, 2011 for any reason other than a failure of the PBGC Transaction to close on such date; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to either GM or the Company, as the case may be, to the extent that such party’s failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(c) by GM if the Closing shall not have been consummated on or before March 31, 2011 because of a failure of the PBGC Transaction to close on such date; or

(d) by either GM or the Company if there shall be any Applicable Law in effect that (i) makes consummation of the Closing illegal or otherwise prohibited such that the condition to Closing set forth in Section 7.01(a) would not be satisfied and such illegality or prohibition is not subject to waiver or otherwise rendered inapplicable by filing notice or applications with, or obtaining consent of, any applicable Governmental Authority, and any right to appeal or object to any action or inaction of any Governmental Authority with respect thereto shall have expired, or (ii) enjoins the Company or GM from consummating the Closing and such injunction shall have become final and nonappealable.

The party desiring to terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(c) shall give notice of such termination to the other party and such termination will be effective upon notice.

Section 8.02. Effect of Termination. If this Agreement is terminated as permitted by Section 8.01, such termination shall be without liability of any party (or any stockholder or Representative of such party) to the other party to this Agreement; provided that if such termination shall result from (i) the willful failure of a party to perform a covenant of this Agreement, (ii) subject to the following clauses (iii) and (iv), the willful breach by any party hereto of any representation or warranty contained herein, (iii) any breach by the Company of its representation in Section 4.04(ii) which results in the failure of the condition to

Closing set forth in Section 7.01(a) (as applied to the Company) to be satisfied and where GM was willing, able and ready to consummate the Closing, or (iv) any breach by GM of its representation in Section 3.05(ii) which results in the failure of the condition to Closing set forth in Section 7.01(a) (as applied to GM) to be satisfied and where the Company was willing, able and ready to consummate the Closing, then the breaching party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such breaching party’s failure or breach. The provisions of this Section 8.02 and Section 5.07, Section 5.08, Article 6, and Article 9 shall survive any termination hereof pursuant to Section 8.01.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to the Company, to:

Delphi Automotive
5725 Delphi Drive
Troy, MI 48098
Attention: Kevin P. Clark

David Sherbin
Facsimile No.: (248) 813-2673

(248) 813-2491

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason, Jr.
Facsimile No.: (212) 701-5800

if to GM, to:

General Motors Holdings LLC
767 Fifth Avenue
New York, NY 10153
Attention: Treasurer
Facsimile No.: (212) 418-3630

with a copy to:

General Motors Holdings LLC Attn: General Counsel Mail Code 482-C39-B40 300 Renaissance Center P.O. Box 300
Detroit, MI 48265-3000 Facsimile No.: (313) 665-4976

and

Weil, Gotshal & Manges LLP
100 Federal Street, 34th Floor
Boston, MA 02110-1802
Attention: Steven M. Peck, Esq.
Telephone: (617) 772-8344
Facsimile No.: (617) 772-8333

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 9.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

Section 9.05. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.06. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court or state court located in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with Applicable Law, any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court, that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum or that this Agreement or the subject matter hereof may not be enforced in or by such courts. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 9.01 shall be deemed effective service of process on such party.

Section 9.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that GM LLC shall be a third party beneficiary with respect to Section 5.03, Section 5.04(b) and Section 5.09 herein and such sections of the Agreement will not be amended without the prior written approval of GM LLC.

Section 9.09. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 9.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.11. Survival of Representations, Warranties and Covenants. All representations, warranties and covenants made by the parties in this Agreement or in the certificates to be delivered by each of GM and the Company pursuant to Section 7.02(a) and Section 7.03(a) respectively or in any other writing delivered pursuant hereto shall survive the Closing until the expiration of the applicable statute of limitations.

Section 9.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal or state court located within the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DELPHI AUTOMOTIVE LLP

By:	/s/ David M. Sherbin
Name: David M. Sherbin
Title: Vice President, General Counsel, Secretary and Chief Compliance Officer

Company signature page to Class A Redemption Agreement

GENERAL MOTORS HOLDINGS LLC

By:	/s/ Daniel Ammann
Name: Daniel Ammann
Title: Vice President and Treasurer

GM signature page to Class A Redemption Agreement

Schedule A

List of Required Consents

Schedule B

Form of Transfer Instrument

Schedule C

Form of Termination Notice

Schedule A to Redemption Agreement

List of Required Consents

All capitalized terms not expressly defined in this Schedule shall have the meanings ascribed to them in the LLP Agreement.

1.	Irrevocable consent of the Class B Designee Managers or, at their option pursuant to the final paragraph of Section 12.1 of the LLP Agreement, SPCP Group, LLC and SP Auto, Ltd. (acting jointly or through their designee) and DIP Holdco 5, Ltd, in their capacity as Class B Holders, for the consummation of the transactions contemplated by the Agreement and the incurrence of debt by the LLP or its Subsidiaries from one or more financial institutions for the funding of such transactions, pursuant to Sections 12.1 and 12.2 of the LLP Agreement, a copy of which has been provided to General Motors Holdings LLC.

2.	Irrevocable consent of Pension Benefit Guaranty Corporation, in its capacity as Majority Class C Holder, for the consummation of the transactions contemplated by the Agreement, pursuant to Section 12.3 of the LLP Agreement, a copy of which has been provided to General Motors Holdings LLC.

Schedule B to Redemption Agreement

DELPHI AUTOMOTIVE LLP

Transfer of Limited Liability Partnership Interest

THIS AGREEMENT FOR TRANSFER OF LIMITED LIABILITY PARTNERSHIP INTEREST, dated as of March 31, 2011 (this “Agreement”), is made with respect to Delphi Automotive LLP, a limited liability partnership incorporated under the laws of England and Wales (the “LLP”), and is by and between General Motors Holdings LLC (the “Assignor”) and the LLP (the “Assignee”). Capitalized terms used but not defined herein have the respective meanings ascribed to them in the Second Amended and Restated Limited Liability Partnership Agreement of the LLP, dated as of June 30, 2010, as may be amended from time to time (the “LLP Agreement”).

WITNESSETH:

WHEREAS, Assignor holds a limited liability partnership interest in the LLP as described in Schedule I attached hereto (the “Interest”); and

WHEREAS, on the terms and subject to the conditions of this Agreement, that certain Redemption Agreement between Assignor and Assignee, dated as of March 31, 2011 (the “Redemption Agreement”) and the LLP Agreement, in order to effect the redemption as contemplated by the Redemption Agreement, Assignor desires to transfer to Assignee that portion of Assignor’s Interest as is set forth and described on Schedule I hereto (the “Transferred Interest”), and Assignee desires to acquire and accept the Transferred Interest.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

1. Assignment. In order to effect the redemption as contemplated by the Redemption Agreement, Assignor hereby assigns and transfers to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest to the Transferred Interest.

2. Schedule of Members. Following the Closing (as defined in the Redemption Agreement), the Schedule of Members will be updated to reflect the Transfer of the Transferred Interest contemplated by this Agreement.

3. Amendments. This Agreement or any term hereof may not be amended or waived except with the written consent of Assignor and Assignee.

4. Joint Ownership. If any of the Assignor or Assignee (each an “Undersigned”) is a natural person (and not an entity) and if this Agreement is signed by or on behalf of a joint owner, then (i) all references herein to such Undersigned shall be deemed to mean such Undersigned and each joint owner, and (ii) all acknowledgements, understandings and agreements made by or on behalf of such Undersigned in this Agreement shall be deemed, mutatis mutandis, to have been made by such Undersigned and each joint owner jointly and severally.

5. General. This Agreement: (i) shall be binding upon and will inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns whether so expressed or not; and (ii) shall be governed, construed and enforced in accordance with the laws of the State of Delaware. This Agreement may be executed and delivered in counterparts (including by PDF or facsimile transmission), each of which will be deemed an original.

[Signature Page to Follow]

DELPHI AUTOMOTIVE LLP

Signature Page

for

Agreement for Transfer of Limited Liability Partnership Interest

IN WITNESS WHEREOF, the undersigned have executed this Agreement for Transfer of Limited Liability Partnership Interest as of the date first above written.

ASSIGNOR:	GENERAL MOTORS HOLDINGS LLC

By:
Name:
Title:

ASSIGNEE:	DELPHI AUTOMOTIVE LLP

By:
Name:
Title:

Schedule I

DELPHI AUTOMOTIVE LLP

Transfer of Limited Liability Partnership Interest

A.	Interest (Include Total Number of Membership Interests Held as of Date Hereof)

1,750,000 Class A Membership Interests

B.	Transferred Interest (Include Number of Membership Interests Being Transferred to Assignee Hereunder)

1,750,000 Class A Membership Interests

C.	Assignee Information -

Name of Assignee: DELPHI AUTOMOTIVE LLP

Name and Title of Authorized Signatories: Kevin P. Clark, Vice President and Chief Financial Officer, and David M. Sherbin, Vice President & General Counsel

Federal Tax I.D. Number: 98-0643213

Tax Residence: N/A

Tax Year End Date: December 31

Principal Business Address: Level 13 Broadgate Tower, 20 Primrose Street, London EC2A 2EW

Telephone Number: +44 (0) 131 603 7023

Facsimile Number: +44 (0) 7776 237 214

E-Mail Address: Kathleen.McLeay@ncmfinance.com

Schedule C to Redemption Agreement

Delphi Automotive LLP

Royal London House

22-25 Finsbury Square

London, England EC2A 1DX

March 31, 2011

To:	The Bank of New York Mellon, as Administrative Agent

600 East Las Colinas Blvd., Suite 1300

Irving, Texas 75039

Attention: Melinda Valentine

Telecopy no: (972) 401-8555

with a copy to:

Emmet, Marvin & Martin, LLP

120 Broadway

New York, New York 10271

Attention: Elizabeth M. Clark, Esq.

Telecopy no: (212) 238-3100

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of October 6, 2009 (the “Credit Agreement”) among Delphi Automotive LLP (the “Parent”), Delphi Holdings S.a r.l., Delphi Corporation (the “US Borrower”), Delphi International Holdings S.a r.l. (the “Euro Borrower”), Delphi International Holdings LLP and others, the Lenders party thereto and The Bank of New York Mellon, as Administrative Agent. Capitalized terms not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Parent and each of the US Borrower and the Euro Borrower hereby permanently reduce to $0 all Commitments under the Credit Agreement.

[Remainder Intentionally Left Blank]

DELPHI AUTOMOTIVE LLP

By:
Name:
Title:

DELPHI CORPORATION

By:
Name:
Title:

DELPHI INTERNATIONAL HOLDINGS S.A R.L.

By:
Name:
Title: